Exhibit 99.1

TENDER AND VOTING AGREEMENT

This Tender and Voting Agreement, dated as of April 4, 2012 (this “Agreement”), is by and among SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), SAPPHIRE ACQUISITION SUB, INC., a Delaware corporation (“Merger Sub”), and the stockholder of ALLOS THERAPEUTICS, INC., a Delaware corporation (the “Company”), set forth on the signature page hereto (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the holder of record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares of Company Common Stock (all such shares of Company Common Stock, together with any shares of Company Common Stock or other equity interests in the Company that are hereafter issued to or otherwise acquired or owned (beneficially or otherwise) by the Stockholder prior to the termination of this Agreement, being hereinafter referred to as the “Shares”), holds Company Stock Options and Company RSUs to acquire the number of shares of Company Common Stock and is entitled to apply an amount of contributions made under the Company ESPP to acquire shares of Company Common Stock (the “CompanyESPP Shares”), in each case, as set forth on the signature page hereto; provided, that (i) no Company Stock Options, Company RSUs nor Company ESPP Shares beneficially owned by the Stockholder as of the date of this Agreement shall be considered Shares prior to their exercise, vesting or such purchase, as the case may be, and (ii) shares of Company Common Stock issued upon exercise of the Company Stock Options, vesting of the Company RSUs or purchase by the Stockholder under the Company ESPP, shall be considered Shares; and

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), which provides, among other things, for Merger Sub to make a tender offer (subject to Section 4.01, as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase all of the outstanding shares of Company Common Stock for consideration of a price per share of Company Common Stock as set forth in the Merger Agreement and that, following the acceptance of and payment for shares of Company Common Stock pursuant to the Offer, upon the terms and subject to the conditions therein, Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholder agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

1.01 Certain Definitions.  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.02 Representations and Warranties of the Stockholder.  The Stockholder represents and warrants to Parent and Merger Sub as follows:

(a) The Stockholder is a holder of record and/or the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Shares, free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of the Shares), except as set forth in this Agreement and pursuant to any applicable restrictions on transfer under the Securities Act.

(b) Other than the Company Stock Options, Company RSUs and Company ESPP Shares set forth on the signature page hereto, the Shares constitute all of the securities (as defined in Section 3(10) of the Exchange Act, which definition will apply to all uses of the term “securities” contained in this Agreement) of the Company beneficially owned, directly or indirectly, by the Stockholder.

(c) Except for the Company Stock Options, Company RSUs and Company ESPP Shares set forth on the signature page hereto, the Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Stockholder subject to any Contract other than this Agreement that obligates the Stockholder to vote or acquire any securities of the Company.  The Stockholder holds full power to vote and dispose of the Shares and to issue instructions with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights and has not granted a proxy to any other Person to vote or dispose of the Shares that is currently effective, subject to the limitations set forth in this Agreement.

(d) If the Stockholder is an Entity, the Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and the Stockholder is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified other than as would not reasonably be expected to materially impair the ability of the Stockholder to perform its, his or her obligations hereunder or consummate the transactions contemplated hereby.

(e) The Stockholder has the legal capacity (or, if the Stockholder is an Entity, the corporate or analogous power and authority) to execute, deliver and perform the Stockholder’s obligations under this Agreement.  The Stockholder has duly executed and delivered this Agreement.  If the Stockholder is an Entity, this Agreement has been duly authorized by all necessary corporate or analogous action of the Stockholder.  This Agreement is the Stockholder’s valid and legally binding obligation, enforceable against the Stockholder in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by the Stockholder in connection with the execution, delivery or performance by the Stockholder of this Agreement other than (i) such consents and approvals that have been obtained and (ii) such consents and approvals as would not reasonably be expected to materially impair the ability of the Stockholder to perform its, his or her obligations hereunder or consummate the transactions contemplated hereby.

(g) The execution, delivery and performance of this Agreement by the Stockholder does not and will not constitute (i) a violation of any Legal Requirement or any Order, or conflict with any Contract, to which the Stockholder or any of the Stockholder’s properties is subject or bound, or (ii) if the Stockholder is an Entity, a breach or violation of, or a default under, any of the organizational documents of the Stockholder, other than, in each case, as would not reasonably be expected to materially impair the ability of the Stockholder to perform its, his or her obligations hereunder or consummate the transactions contemplated hereby.

(h) There is no Legal Proceeding pending or, to the knowledge of the Stockholder, threatened in writing against the Stockholder at law or in equity before or by any Governmental Body that would reasonably be expected to materially impair the ability of the Stockholder to perform its, his or her obligations hereunder or consummate the transactions contemplated hereby.

(i) No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder (other than in such Stockholder’s capacity as an officer or director of the Company and as disclosed pursuant to the Merger Agreement).

(j) The Stockholder has received and reviewed a copy of the Merger Agreement.  The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

1.03 Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub represent and warrant to the Stockholder as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each of Parent and Merger Sub is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Each of Parent and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.  Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement.  This Agreement has been duly authorized by all necessary corporate action of each of Parent and Merger Sub.  This Agreement is each of Parent’s and Merger Sub’s valid and legally binding obligation, enforceable against each of them in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(c) No consent or approval of, or filing or registration with, any Governmental Body or with any third party are required to be made or obtained by either Parent or Merger Sub in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement.

(d) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not constitute (i) a violation of any Legal Requirement or any judgment, decree or order to which Parent or Merger Sub or any of their properties is subject or bound or (ii) a breach or violation of, or a default under, the Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Merger Sub.

ARTICLE 2

2.01 Transfer of the Shares.  During the term of this Agreement, except as otherwise provided herein, the Stockholder will not (a) tender into any tender or exchange offer or otherwise directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or encumber with any Encumbrance, any of the Shares or any interest therein, (b) deposit the Shares into a voting trust, enter into any other voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, encumbrance, assignment or other disposition of any interest in or the voting of any shares of Company Common Stock or any other securities of the Company, or offer to do or consent to any of the foregoing, or (d) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated by the Merger Agreement.  Any attempted sale, transfer, pledge, encumbrance, assignment or other disposition of any Shares or any interest therein in violation of this Section 2.01 shall be null and void ab initio.

2.02 Permitted Transfers.  None of the actions set forth in Section 2.01 shall be prohibited if Parent agrees to such action in writing in its sole discretion.  Further, none of the actions set forth in  2.01 shall be prohibited with respect to (a) if Stockholder is an individual, a sale, transfer, pledge, assignment or other disposal of, or an incurrence of any encumbrance on, Shares by Stockholder (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a partnership, corporation or limited liability company, a sale, transfer, pledge, assignment or other disposal of, or an incurrence of any encumbrance on, Shares by Stockholder to one or more partners, subsidiaries or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that any such action referred to in this sentence and the immediately prior sentence shall be permitted only if, as a precondition to such action, the transferee agrees in writing to be bound by all of the terms of this Agreement.

2.03 Adjustments.  In the event of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing the Stockholder’s ownership of Company Common Stock or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock or any other equity interest in the Company held by the Stockholder immediately following the effectiveness of such events as though they were Shares hereunder.

ARTICLE 3

3.01 Tender of Shares.  While this Agreement is in effect, the Stockholder will validly tender (or cause the record owner of such Shares to validly tender) into the Offer and sell, pursuant to and in accordance with the terms of the Offer and the Offer Documents, the Shares not later than the tenth Business Day after commencement of the Offer, or with respect to any Shares acquired after such date, prior to the expiration of the Offer.  During and for the term of this Agreement, in furtherance and without limiting the generality of the foregoing, no later than the tenth Business Day after the commencement of the Offer, the Stockholder shall (i) deliver or cause to be delivered to the depositary designated in the Offer Documents (A) a letter of transmittal with respect to its, his or her Shares in the form included in the Offer Documents and otherwise complying with the terms of the Offer, (B) any certificates representing its, his or her Shares and (C) any and all other documents or instruments required to be delivered pursuant to the terms of the Offer or the Offer Documents and (ii) instruct and cause any other Person who is the holder of record of any Shares beneficially owned by the Stockholder (including the Stockholder’s broker) to validly tender into the Offer and sell such Shares pursuant to and in accordance with the terms and conditions of the Offer and the Offer Documents. Merger Sub shall pay the Stockholder for any Shares validly tendered into the Offer (and not withdrawn) on the Expiration Date pursuant to the Offer in accordance with the provisions of the Merger Agreement.  Upon the purchase of all the Shares by Merger Sub pursuant to the Offer in accordance with this Section 3.01, this Agreement will automatically terminate without any notice or other action required by any of the parties hereto, in accordance with Section 4.01 hereof.  The Stockholder agrees that, once the Stockholder’s Shares are tendered, the Stockholder will not withdraw any of such Shares from the Offer unless and until (A) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (B) this Agreement shall have been terminated in accordance with its terms.  The Stockholder acknowledges that Merger Sub’s obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer.  Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Stockholder to exercise any Company Stock Option or Company RSU or to purchase shares of Company Common Stock (including through the Company ESPP).

3.02 Voting Agreement.  During and for the term of this Agreement, Stockholder shall cause all the Shares that the Stockholder beneficially owns to be voted (to the extent such Shares are entitled to vote) at any annual, special, postponed or adjourned meeting of the stockholders of the Company or to grant a consent or approval in respect of the Shares in any written consent in lieu of such a meeting (and to appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum) (a) in favor of approval and adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement, the other transactions contemplated thereby and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated, (b) in favor of any adjournment or postponement recommended by the Company with respect to any stockholder meeting with respect to the Merger Agreement and the Merger if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held, and (c) against any Acquisition Proposal or any other action, proposal or agreement that would (1) reasonably be expected, to impede, interfere with, materially delay or postpone the Merger and the other transactions contemplated by the Merger Agreement, (2) result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement, (3) change the dividend policy or in any material respect the capitalization of, including the voting rights of any class of equity interests in, the Company, or (4) result in any of the conditions set forth in Section 7 or Annex A of the Merger Agreement not being fulfilled or satisfied, or (5) change a majority of the Company Board (other than as directed by Parent, Merger Sub or any Parent Subsidiary).  During and for the term of this Agreement, the Stockholder shall not commit or agree to take any action inconsistent with the foregoing.  Except as set forth in this Section 3.02, nothing in this Agreement shall limit the right of Stockholder to vote in favor of, against or abstain with respect to any matters presented to the Company’s stockholders.

3.03 Proxy and Power of Attorney.  The Stockholder, by this Agreement, does hereby constitute and appoint Parent and Merger Sub, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as the Stockholder’s true and lawful attorney and proxy for and in the Stockholder’s name, place and stead, to vote all the Shares that the Stockholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company or to grant a consent or approval in respect of the Shares in any written consent in lieu of such a meeting (and to appear at each such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum) in a manner consistent with the provisions of Section 3.02 hereof, in each case, in the event that (i) the Stockholder fails to comply with its obligations pursuant to Section 3.02 or (ii) any action is commenced, or any Order is entered, which challenges or impairs the enforceability or validity of the obligations of the Stockholder set forth in Section 3.02.  This proxy and power of attorney is a proxy and power coupled with an interest, and the Stockholder declares that it is irrevocable during and for the term of this Agreement and that such proxy shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms.  This proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.  For the avoidance of doubt, if for any reason this proxy is not irrevocable, the Stockholder shall vote his or its Shares in accordance with Section 3.02.  For Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder shall use the Stockholder’s reasonable best efforts to cause the record owner of any such Shares to grant to Parent and Merger Sub a proxy to the same effect as that contained herein.

3.04 Non-Solicitation.  Except as set forth in Section 4.05 hereof, the Stockholder hereby agrees that during and for the term of this Agreement, the Stockholder shall not, nor shall it authorize any of its Representatives to, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to the Company or any Acquisition Inquiry with respect to the Company; (b) knowingly furnish any information regarding any of the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal with respect to the Company or Acquisition Inquiry with respect to the Company; (c) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to the Company or any Acquisition Inquiry with respect to the Company; (d) approve, endorse or recommend any Acquisition Proposal with respect to the Company or any Acquisition Inquiry with respect to the Company; (e) make any public statement contrary to the Company Board Recommendation unless the Stockholder reasonably believes after consultation with legal counsel that such public statement is required under applicable Legal Requirements; or (f) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or any Acquisition Inquiry with respect to the Company or enter into any agreement or agreement in principle requiring the Stockholder to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby.  The Stockholder shall, and shall advise its Representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any Person conducted prior to the execution of this Agreement by or on behalf of the Stockholder or any of its Representatives with respect to any Acquisition Proposal.  The failure of any director, officer or employee of the Stockholder to cease and terminate such communications and negotiations shall be deemed a breach by the Stockholder of this Agreement.

3.05 Waiver of Appraisal and Dissenters’ Rights and Actions.  The Stockholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Legal Proceeding, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Offer or the Merger, including any Legal Proceeding (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the Merger Agreement or the transactions contemplated thereby.

ARTICLE 4

4.01 Termination.  This Agreement will automatically terminate without any notice or other action by any of the parties hereto upon the earliest to occur of (a) the purchase of all of the Shares pursuant to the Offer in accordance with Section 3.01, (b) the Effective Time, (c) the date the Merger Agreement is terminated in accordance with its terms, (d) the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date hereof that is adverse to the Stockholder or that results in a (i) decrease in the Merger Consideration or (ii) change in the form of consideration payable to the Stockholder under the Merger Agreement and (e) the mutual consent of the Stockholder and Parent; provided, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement and this Section 4.01, Section 4.02 and Section 4.06 shall survive any termination of this Agreement.

4.02 Expenses.  Except as may otherwise be specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that on the Closing Date, Parent shall reimburse Stockholder for Stockholder’s reasonable costs, fees and expenses, including the reasonable costs, fees and expenses of legal counsel, incurred by Stockholder in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated by the Merger Agreement and any instrument delivered in connection therewith as well as any amendments, modifications or waivers thereof, subject to a cap of twenty-five thousand dollars ($25,000) (the “Cap”).  Reimbursement of such fees and expenses shall be made by wire transfer of immediately available funds to an account or accounts designated by Stockholder, as set forth in a statement delivered to Parent on or prior to the Closing Date, and thereafter Parent will pay, promptly upon receipt of a supplemental statement therefor, such additional reasonable costs, fees and expenses, if any (but subject to the Cap), as may be incurred by Stockholder on or prior to the Closing Date in connection with such transactions.

4.03 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated hereby.  Each party hereto will execute and deliver all such further instruments, documents and agreements and take all such further action as may be necessary or desirable in order to consummate the transactions contemplated hereby.  Without limiting the foregoing, Stockholder shall execute and deliver to Parent and any of its designees any additional proxies as may be reasonably necessary to effectuate the intent of the proxy and power of attorney contained in Section 3.03, including with respect to any Shares acquired after the date hereof, reasonably requested by Parent in furtherance of this Agreement.

4.04 Press Releases.  Unless required by applicable Legal Requirement, the Stockholder shall not, and shall direct its Representatives not to, issue any press release or public announcement with respect to the business or affairs of the Company, Parent or Merger Sub, including with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent; provided, that the foregoing shall, subject to Section 3.04, not prohibit the Stockholder from issuing any press release or public announcement with respect to any information that is already publicly available.

4.05 Stockholder Capacity.  No person executing this Agreement, or any Representative of such person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer.  The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the owner of the Shares (beneficially and in any other capacity) and nothing herein shall in any way restrict or limit the Stockholder from taking (or omitting to take) any action solely in the Stockholder’s capacity as a director or officer of the Company (including, without limitation, pursuant to Section 5.4 of the Merger Agreement) or otherwise fulfilling the Stockholder’s fiduciary obligations as a director or officer of the Company, in each case subject to the limitations set forth in the Merger Agreement.

4.06 Miscellaneous.

(a) Any provision of this Agreement may be (i) waived by the party benefited by the provision, but only in writing, or (ii) amended or modified at any time, but only by a written agreement executed by each party to this Agreement.  The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

(b) This Agreement constitutes the final, exclusive and entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.

(c) This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof or that would cause the Legal Requirements of any jurisdiction other than the State of Delaware to apply.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any Legal Proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such Legal Proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts).  Each of the parties further agrees that, to the fullest extent permitted by applicable Legal Requirement, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any Legal Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.

(d) Each party hereto hereby waives, to the fullest extent permitted by applicable Legal Requirement, any right it may have to a trial by jury in respect of any Legal Proceeding directly or indirectly arising out of, under or in connection with this Agreement.  Each party hereto (i) certifies that no representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any Legal Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it, he or she and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 4.06(d).

(e) The Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(f) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Stockholder:

Warburg Pincus Private Equity VIII, L.P.
450 Lexington Ave.
34th Floor
New York NY 10017
Attention: Jonathan Leff
Facsimile: (212) 878-9351

If to Parent or Merger Sub, to:

Spectrum Pharmaceuticals, Inc.
11500 South Eastern Avenue
Suite 240
Henderson, NV  89052
Tel: (702) 835-6300
Attention: Rajesh C. Shrotriya, M.D.
E-mail: raj.shrotriya@sppirx.com
Facsimile: (702) 260-7405

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Tel: (312) 862-2340
Attention: R. Scott Falk, P.C.
E-mail: scott.falk@kirkland.com
Facsimile: (312) 862-2200

Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, CA 90071
Tel:  (213) 680-8400
Attention:  Eva H. Davis
E-mail:  eva.davis@kirkland.com
Facsimile:  (213) 680-8500

(g) This Agreement may be executed in one or more counterparts (including by facsimile or electronic delivery), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

(h) Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Legal Requirement or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(i) Without limiting any other rights Parent may have hereunder in respect of any direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, Stockholder agrees that this Agreement and the obligations hereunder and thereunder shall attach to the Shares beneficially owned by Stockholder and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Stockholder’s heirs, guardians, administrators or successors.

(j) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.  In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other Judgment.

(k) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(l) If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(m) Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Tender and Voting Agreement on the date first above written.

SPECTRUM PHARMACEUTICALS, INC.

By:  /s/ Rajesh C. Shrotriya
Name:  Rajesh C. Shrotriya, M.D.
Title:    Chief Executive Officer and President

SAPPHIRE ACQUISITION SUB, INC.

By:  /s/ Rajesh C. Shrotriya
Name:  Rajesh C. Shrotriya, M.D.
Title:    Chief Executive Officer and President

Signature Page to Tender and Voting Agreement

STOCKHOLDER

Warburg Pincus Privagte Equity VIII, L.P.

By:	Warburg Pincus Partners, LLC, its General Partner

By:	Warburg Pincus & Co., its Managing Member

/s/ Jonathan Leff
Signature

Jonathan Leff
Printed Name

Partner
Title
Number of Shares:  26,124,430

Number of Company Stock Options:  0

Number of Company RSUs:  0                                                               #

Amount of ESPP Contributions Eligible for Purchase of Company Common
Stock:  0

  0
#  Non-voting until vested and settled in Shares.

Signature Page to Tender and Voting Agreement